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                                                                   EXHIBIT 10(e)


                               November 20, 1995

Alexander Energy corporation
701 Cedar Lake Boulevard
Oklahoma City, OK 73114-7800

Attention: David E. Grose

         Re: Credit Agreement among Alexander Energy Corporation, certain commercial lending institutions (the "Lenders") and Canadian imperial Bank of Commerce as the Agent for the Lenders, as amended

Gentlemen:

         Reference is hereby made to that certain credit Agreement among Alexander Energy Corporation, certain commercial lending institutions (the "Lenders") and Canadian Imperial Bank of Commerce as the Agent for the Lenders, as amended by that certain First Amendment to Credit Agreement dated as of July 14, 1995 (as so amended, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings given them therein, unless otherwise defined.

         The Borrower has requested that the Lenders waive, and the Lenders hereby waive with respect to those Borrowing Base Properties described in
Schedule I hereto only, the requirement pursuant to Section 7.2.11(d) of the Credit Agreement (and any related Default or Event of Default) that prior to any sale of Borrowing Base Properties the Borrower have obtained the written consent of the Agent and the Required Lenders for such sale.

         The Borrower also has requested that the Lenders waive, and the Lenders hereby waive, the provisions of Section 7.2.4 (b) of the Credit Agreement (and any related Default or Event of Default) to the extent the Borrower did not maintain the Interest Expense Coverage Ratio of 4.0 to 1.0 for the Fiscal Quarter ending September 30, 1995.
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Alexander Energy corporation
November 20, 1995
Page 2

         Nothing herein shall be construed to waive any breach of any other provision of the Credit Agreement or any breach of Section 7.2.11 of the Credit Agreement other than as a result of the sale of the Borrowing Base Properties set forth in Schedule I or any breach of Section 7.2.4(b) of the Credit Agreement for any period other than the Fiscal Quarter ending September 30, 1995, or to require any similar or dissimilar waiver or approval to be granted hereafter.

         In consideration of the Lenders agreeing to the foregoing waivers, the Borrower agrees that, effective immediately, the Maximum Commitment Amount and the Commitments of the tenders will be permanently reduced by $1,500,000 and the Borrower further agrees that it shall make two payments of the principal of outstanding Loans in the amount of $500,000 each, together with accrued interest thereon. The first such payment shall be made on the date hereof; the second payment shall be made on or before December 27, 1995. In addition, each of the Lenders hereby agrees that it shall not cause the Agent to communicate to the Borrower any redetermination of, and the Borrower hereby waives the requirement in Section 2.6 of the Credit Agreement that the Agent advise the Borrower of, the Borrowing Base to be effective as of October 31, 1995 pursuant to such Section 2.6, provided that the Agent shall notify the Borrower in writing of the Borrowing Base on or about December 31, 1995 to be effective as of December 31, 1995. The foregoing will not impair the Lender's rights to determine the Borrowing Base pursuant to Section 2.7 as set forth in the Credit Agreement upon (a) learning of any failure of the Borrower or any Obligor to hold defensible title to any Borrowing Base Property, (b) the sale, lease, transfer or other conveyance of any Borrowing Base Property pursuant to Section
7.2.11 of the Credit Agreement which is not set forth on Schedule I hereto or
(c) any change in energy prices which could reasonably be expected to have a Material Adverse Effect with respect to the Borrower, at any time including on or before December 31, 1995.

         Please inform us immediately of any sales of Borrowing Base Properties which have taken place and are not set forth on Schedule I hereto, and by your signature below you represent and warrant that you have made no prior sales or transfers of Oil and Gas Properties since the Effective Date except those listed on Schedule I. In addition, please inform us of any further sales which may be contemplated now or in the future which would require prior written consent pursuant to Section 7.2.11(d) of the Credit Agreement.
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Alexander Energy corporation
November 20, 1995
Page 3

         This letter agreement may be executed in several counterparts, each of which shall constitute an original but all of which together shall comprise but one and the same agreement.

         This letter agreement shall be governed by the internal laws of the State of New York. This letter agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

         Please indicate your agreement with the foregoing by your signature below, to be effective as of the date first written above.

                                              Yours very truly,

                                              CANADIAN IMPERIAL BANK OF
                                                COMMERCE, individually and as
                                                Agent

                                              BY: /s/ MARYBETH ROSS
                                                 -----------------------------

AGREED:

ALEXANDER ENERGY CORPORATION

By: /s/ DAVID E. GROSE
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